Exhibit (h) (73)





                              AMENDED AND RESTATED

                       NON-12B-1 SHAREHOLDER SERVICES PLAN

                                       OF

                               THE RBB FUND, INC.
                     (N/I NUMERIC INVESTORS FAMILY OF FUNDS)


                  SECTION 1. Upon the recommendation of PFPC Distributors, Inc., the Fund's distributor ("Distributor"), of shares of Class FF Common Stock (n/i numeric investors Emerging Growth Fund), Class GG Common Stock (n/i numeric investors Growth Fund), Class HH Common Stock (n/i numeric investors Mid Cap
Fund) and Class MMM Common Stock (n/i numeric investors Small Cap Value Fund) of The RBB Fund, Inc., par value $.001 per share (the "Numeric Shares"), any officer of The RBB Fund, Inc. (the "Fund") is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements, in substantially the form attached hereto or in any other form duly approved by the Fund's Board of Directors ("Servicing Agreements"), with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of the Fund's Numeric Shares ("Service Organizations"). Such Servicing Agreements shall require the Service Organizations to provide certain support services on behalf of the Fund as set forth therein to their clients who beneficially own Numeric Shares in consideration of a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate not to exceed 0.25% of the average daily net asset value of Numeric Shares beneficially owned by such clients. All expenses incurred by the Fund in connection with the Servicing Agreements and the implementation of this Non-12b-1 Shareholder Services Plan ("Plan") shall be borne entirely by the holders of Numeric Shares.

                  SECTION 2. The Distributor shall monitor the arrangements pertaining to the Fund's Servicing Agreements with Service Organizations in accordance with the terms of the Distributor's distribution agreement with the Fund pertaining to Numeric Shares. The Distributor shall not, however, be obligated by this Plan to recommend, and the Fund shall not be obligated to execute, any Servicing Agreement with any Service Organization.

                  SECTION 3. So long as this Plan is in effect, the Distributor shall provide to the Fund's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

                  SECTION 4. This Plan shall become effective as of January 22, 2003 upon the approval of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the



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Fund's Directors who are not "interested persons" as defined in the Investment
Company Act of 1940 (the "Act") of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement.)

                  SECTION 5. Unless sooner terminated, this Plan shall continue until August 16, 2003 and thereafter shall continue automatically for successive annual periods commencing on August 16, provided such continuance is approved at least annually in the manner set forth in Section 4.

                  SECTION 6. This Plan may be amended at any time by the Fund's Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

                  SECTION 7. This Plan is terminable at any time by vote of a majority of the Disinterested Directors.

                  SECTION 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of such Directors who are not "interested persons" (as defined in the Act) of the Fund.

                  SECTION 9. The Fund has adopted this Amended and Restated Non-12b-1 Shareholder Services Plan effective as of January 22, 2003.


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                                                                Exhibit (h) (73)

                               THE RBB FUND, INC.
                              400 BELLEVUE PARKWAY
                           WILMINGTON, DELAWARE 19809

                         SHAREHOLDER SERVICING AGREEMENT


Gentlemen:

                  We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares of Class FF Common Stock (n/i numeric investors Emerging Growth Fund), Class GG Common Stock (n/i numeric investors Growth Fund), Class HH Common Stock (n/i numeric investors Mid Cap Fund) and Class MMM Common Stock (n/i numeric investors Small Cap Value
Fund), par value $.001 per share ("Numeric Shares").

                  The terms and conditions of this Servicing Agreement are as follows:

                  Section 1. You agree to provide any or all of the following support services to Clients who may from time to time beneficially own Numeric
Shares: (i) aggregating and processing purchase and redemption request for Numeric Shares from Clients and placing net purchase and redemption orders with our transfer agent, PFPC Inc.; (ii) providing Clients with a service that invests the assets of their account in Numeric Shares pursuant to specific or pre-authorizing instructions; (iii) processing dividend payments from us on behalf of Clients; (iv) providing information periodically to Clients showing their positions in Numeric Shares; (v) arranging for bank wires; (vi) responding to Client inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Numeric Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) responding to Client inquires relating to dividends and distributions; (x) responding to Client inquires relating to Client account statements; (xi) responding to Client inquires relating to shareholder communications from us to Clients; (xii) providing Clients with information relating to developments affecting their Numeric Shares and (xiii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

                  Section 2. You represent that: (a) you will provide to your Clients a schedule of any fees charged by you to your Clients in connection with the investment of their assets in Numeric Shares; (b) you will retain payments received by you hereunder only if an investment in Numeric Shares has been authorized by your Clients; and (c) the compensation paid to you hereunder will not be excessive or unreasonable.

                  Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in


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your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

                  Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or Numeric Shares except those contained in our then current prospectus for such Numeric Shares, copies of which will be supplied by us, or caused to be supplied by our distributor, to you, or in such supplemental literature or advertising as may be authorized by us in writing.

                  Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or PFPC Distributors, Inc. in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Numeric Shares by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

                  Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of 0.25% of the average daily net asset value of the Numeric Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Numeric Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients' Numeric Shares will be computed in the manner specified in your registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Numeric Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, at our sole discretion, at any time upon notice to you. We may, in our discretion and without notice, suspend or withdraw the sale of Numeric Shares, including the sale of such shares to you for the account of any Client or Clients.

                  Section 7. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

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                  Section 8. We may enter into other similar Shareholder
Servicing Agreements with any other person or persons without your consent.

                  Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us.

                  Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until August 16, 2003 and thereafter will continue automatically for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually by us in the manner described in Section 13 hereof. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Directors as defined in Section 13 hereof) or by you upon notice to the other party herein.

                  Section 11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown herein.

                  Section 12. This Agreement will be construed in accordance with the laws of the State of Maryland and is non-assignable by the parties hereto.

                  Section 13. The form of this Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision of support services to the beneficial owners of Numeric Shares or in any agreements related thereto ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.

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                  If you agree to be legally bound by the provisions of this
Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o PFPC Distributors, Inc., 760 Moore Road, Valley Forge, Pennsylvania 19406.


                                          Very truly yours,

                                          THE RBB FUND, INC.


Date: _________                           By: __________________
                                              Edward J. Roach
                                              Authorized Officer



                                          Accepted and Agreed to:



                                          Name of Entity (Please Print or Type)

                                          Address:_______________



Date: _________                           By: ___________________

                                              Name:
                                              Title:





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